Checkpoint Systems, Inc.
101 Wolf Drive
Thorofare, NJ 08086 USA

Tel.: +800-257-5540
Fax: +856-848-0937
www.checkpointsystems.com

News

COMPANY CONTACT:
James M. Lucania
856-384-2480

Checkpoint Systems, Inc. Appoints New Independent Director;
Announces the Retirement of Board Member R. Keith Elliott

Checkpoint Systems, Inc., Thorofare, NJ, January 7, 2016  (NYSE:CKP) announced today that it has appointed Daniel R. Maurer to its Board of Directors, effective immediately.

Stephen David, Chairman of the Board commented, "We are pleased to have Dan as a new member of the Board.  In line with our previous communications about Board refreshment and shareholder engagement, we have conducted a thorough process with recommendations from multiple sources including shareholders, an independent executive search firm, management, and the Board.  The Board considers Mr. Maurer to be an exceptional addition to our Board with particular expertise in technology, strategy, and operations.”

Mr. Maurer has served as senior executive and has a history of generating top and bottom line growth, domestically and internationally.  Mr. Maurer’s distinguished career includes a variety of leadership roles, most recently at Intuit as a Senior Vice President leading the $800 million Small Business Solutions Group.  Prior to Intuit, Mr. Maurer was Vice President of Strategy at Campbell Soup Company, and worked more than 20 years at Procter & Gamble.  Mr. Maurer currently serves on the Board of Zagg, Inc., a mobile accessory solutions provider, serving as the Chair of the Compensation Committee and a member of the Audit Committee. He also serves on the Board of CNO Financial Group, Inc., serving as a member of the Human Resources and Compensation Committee.

Simultaneously, the Company is announcing the retirement of R. Keith Elliott from its Board of Directors, effective January 6, 2016.  Mr. Elliott has been a director of Checkpoint Systems since 2000 and his term was due to expire at the 2016 annual meeting. His decision to retire is not the result of any dispute or disagreement with the Company on any matter relating to the Company's operations, policies or practices.

"On behalf of Checkpoint Systems and its shareholders, I wish to thank Keith for his many years of service to the Company. Keith has served in various roles including Board Chairman, Lead Director and Chair of the audit, governance, and compensation committee.  Keith has contributed in countless ways during his tenure" said Steve David, Chairman of Checkpoint Systems.

Checkpoint Systems, Inc.

Checkpoint Systems is a global leader in merchandise availability solutions for the retail industry, encompassing loss prevention and merchandise visibility. Checkpoint provides end-to-end solutions enabling retailers to achieve accurate real-time inventory, accelerate the replenishment cycle, prevent out-of-stocks and reduce theft, thus improving merchandise availability and the shopper’s experience. Checkpoint's solutions are built upon 45 years of radio frequency technology expertise, innovative high-theft and loss-prevention solutions, market-leading RFID hardware, software, and comprehensive labeling capabilities, to brand, secure and track merchandise from source to shelf. Checkpoint's customers benefit from increased sales and profits by implementing merchandise availability solutions, to ensure the right merchandise is available at the right place and time when consumers are ready to buy.

For more information, visit www.checkpointsystems.com.